Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Post-Effective Amendment No. 2 to Form F-1 on Form F-3 (File No. 333-283249) of our report dated April 24, 2026, with respect to our audits of the consolidated financial statements of Baird Medical Investment Holdings Limited as of December 31, 2025 and 2024 and for the years ended December 31, 2025, 2024 and 2023, appearing in the Annual Report on Form 20-F of Baird Medical Investment Holdings Limited filed on April 24, 2026, as amended by Amendment No.1 on Form 20-F/A filed on July 27, 2026, for the year ended December 31, 2025. We also consent to the reference to our firm under the heading "Experts" in the Prospectus, which is part of such Registration Statement.

/s/ Guangdong Prouden CPAs GP

Guangdong Prouden CPAs GP

Guangzhou, China

August 6, 2026